Exhibit 10.1

LICENSE AGREEMENT

This LICENSE AGREEMENT (“Agreement”) is made and entered into as of the 7th day of September, 2021 (the “Agreement Date”) by and between TheraCour Pharma, Inc., a Connecticut corporation (“Licensor”) and NanoViricides, Inc., a Nevada corporation (“Licensee”). Licensor and Licensee are each referred to herein individually, as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, Licensor owns certain drug delivery and targeting technologies (the “Development Technologies”); and

WHEREAS, Licensor has historically provided services for Licensee, using the Development Technologies for the purpose of research and development of the treatment of certain viral infections designated by Licensee and, based on the results of such research and development activities, Licensee has licensed the Development Technologies for certain such viral infections; and

WHEREAS, Licensor performed research and development services with respect to the treatment of coronaviruses circa 2014 in the context of the Middle-East Respiratory Syndrome coronavirus (MERS-CoV) outbreak, at the request of the Licensee, which development was thereafter discontinued by Licensee due to the termination of the MERS epidemic and while potential drug candidates were designed and made against MERS-CoV by Licensor, these candidates could not be tested against MERS-CoV by Licensee

WHEREAS, Licensor has further engaged in coronavirus treatment research and development services in the context of the SARS-CoV-2 pandemic at the request of the Licensee; and

WHEREAS, Licensee has informed Licensor that Licensee desires to engage in and obtain a license under certain technologies resulting from such research and development services with respect to anti-viral treatments for coronavirus derived human infections (the “Field”), upon review of the results of such research and development; and

WHEREAS, upon review of the results of such research and development services with respect to the Field, Licensee has informed Licensor that Licensee desires a license under the Licensed Technology (as defined below) in the Field and for Licensor to continue further development activities with respect thereto, and Licensor has agreed to grant such license and conduct such development activities pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Exclusive License

(a)             Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, except as provided in Section 2(a), an exclusive, as to all persons including Licensor and its affiliates, customers, agents, successors and/or assigns, sublicense able, royalty-bearing right and license under the Licensed Technology to use, promote, offer for sale, import, export, sell and distribute Licensed Products within the Field throughout the world (the “Territory”); provided, that the foregoing license shall be expanded so as to include a license to make or have made Licensed Products within the Field throughout the Territory in the event (and to the extent) that the backup manufacturing rights under the Manufacturing and Supply Agreement referred to in Section 4(b) are properly invoked by Licensee and, in such event, such right to make and have made shall be effective only for so long as (and to the extent that) such backup manufacturing rights are in effect. Licensor retains all rights not granted to Licensee pursuant to this Section 1(a), including the right to make and have made the Licensed Product.

(b)             Definitions. As used herein, (i) “Licensed Technology” means all Know-How and Patent Rights as defined in this subsection; (ii) “Know-How” means all information, including discoveries, improvements, modifications, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, but excluding any Patent Rights, that: (A) is necessary or reasonably useful to use, promote, offer for sale, import, export, sell and distribute Licensed Products within the Field throughout the Territory and (B) that is controlled by Licensor during the Term; (iii) “Patent Rights” means the patents listed in Schedule A and including in each case all reissues, divisions, continuations, continuations-in-part, reexaminations, foreign counterparts or extensions thereof; (iv) “Licensed Products” means any products, including all forms, dosages and formulations, that consist of, incorporate or contain any Know-How, or the manufacture, sale or use of which without a license from Licensor would infringe at least one claim of the Patent Rights.

2.	Development.

(a)	Development Activities.

(i)            As partial consideration for the grant of the licenses pursuant to Section 1, Licensee hereby agrees that Licensor shall have the sole and exclusive right (even as to Licensee) to conduct, for Licensee, the following activities (clauses (A) and (B) together, the “Development Activities”): (A) the research and development of chemical synthetic pathways, unit processes, unit operations, and analytical tests for characterization of materials and the research and development of all other processes and specifications necessary for the manufacture of Licensed Product; (B) the performance (or arranging to perform through qualified third parties) of all chemical, production, and synthetic development for laboratory and other non-clinical studies and clinical trials for the Licensed Product, including the production, manufacture, and distribution of supplies for use in all such studies and trials (including placebos and comparators) related to the Licensed Product, from pre-clinical development studies through Phase I, Phase II and Phase III studies. Licensor hereby agrees to use commercially reasonable efforts to perform the Development Activities. For purposes of this Section, “commercially reasonable efforts” (i) shall mean the diligent, good faith efforts, and commitment of resources (including the payment of costs, fees and expenses) that are consistent with general practices and standards used by Persons in the nanomedicines industry of similar size and with similar resources of Licensor as of the relevant time, and operating wholly within the United States of America, taking into account all scientific, commercial and other relevant factors, that such Persons would normally use to accomplish a similar objective, it being expressly understood and acknowledged that external commercial, scientific, regulatory or other factors may prevent achievement of certain goals and results, despite commercially reasonable efforts by Licensor.

(ii)             Except as explicitly provided herein, Licensor specifically disclaims any representations or warranties. In addition, Licensor specifically disclaims any guarantee that the Development Activities will be successful, in whole or in part. The failure of Licensor to successfully develop a Licensed Product shall not constitute a breach by Licensor of any representation or warranty or its obligations under this Section 2. Licensor does not make any representation or warranty or guaranty that the Development Activities will be sufficient for the successful development of any Licensed Product. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DEVELOPMENT ACTIVITIES, ANY LICENSED PRODUCT OR LICENSOR’S INTELLECTUAL PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF LICENSOR INTELLECTUAL PROPERTY, WHETHER PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

(b)	Payment for Development Activities.

(i)            As payment for the Development Activities, Licensee shall pay Licensor all of Licensor’s direct costs and indirect costs incurred by Licensor in connection therewith, plus thirty percent (30%) of the total of direct plus indirect costs (“Development Costs”). Direct costs shall include all salaries and wages including all payroll taxes, workers compensation premiums, employee benefits, consultants providing services directly related to the development of the licensed product(s), lab supplies and chemicals, and reasonable and customary charges for items such as future hazardous materials disposal according to local law and regulations. The costs may also include the costs for protection of all intellectual property rights related to and/or other costs arising from the Development Activities, including other legal costs. In addition, to the extent not paid pursuant to prior agreements, the following monthly amounts of expenses may be included in the Development Costs with no need for a voucher: Office Supplies ($500), Travel and Entertainment ($500), External Consultants ($500), and Miscellaneous Expenses ($500) as pursuant to prior agreement and not in addition. Notwithstanding the foregoing, salaries, benefits and other compensatory payments to Dr. Jayant Tatake and Dr. Anil Diwan (without duplication of amounts paid by Licensee to Dr. Diwan directly) from Licensor shall be included as Development Costs without the 30% mark-up, and such salaries, benefits and other payments shall be reimbursed in full by Licensee as provided above.

(ii)            Before Development Activities begin, Licensee will pay Licensor a deposit of the estimated Development Costs for the first two months of Development Activities, as mutually determined in good faith by the Parties (such deposit, as adjusted pursuant to this Agreement, the “Deposit”). On or before the tenth (10th) business day of each calendar month, Licensor shall provide an invoice of actual Development Costs for the immediately preceding month (an “Invoice”). Within thirty (30) days after receipt by Licensee of each Invoice, Licensee shall pay Licensor the Development Costs covered by such Invoice. Licensor may, but is not required to, use the Deposit to pay any Invoice that is not timely paid, and Licensor may waive any obligation to pay such Deposit from time to time in its discretion.

(iii)            Without limitation of any other remedy of Licensor, if payment of any amount reflected on any Invoice or Reconciliation as due to one Party or the other is not made within ninety (90) days after the due date thereof, such payment will be calculated to include interest on the overdue amount at the rate of one percent (1%) per month that such amount remains outstanding or the highest rate permitted by law, whichever is lower, until such amount is paid in full.

(iv)            On or before the tenth (10th) business day of each calendar quarter, Licensor shall submit to Licensee a reconciliation of the Deposit with the amount of Development Costs for the immediately preceding available two months (“Reconciliation”). In the event that any Reconciliation reflects that actual Development Costs for the preceding two (2) months exceeded the then current amount of the Deposit, Licensee shall pay such shortfall to Licensor within thirty (30) days after Licensee’s receipt of such Reconciliation. In the event that any Reconciliation reflects that actual Development Costs for the preceding two months were less than the then current amount of the Deposit, Licensor shall return the excess to Licensee within thirty (30) days after Licensee’s receipt of such Reconciliation; provided, that the Parties may instead agree that such amounts shall be credited against future Invoices.

(c)            Ownership of Developments. Licensor shall, during the Term, promptly inform Licensee as to all Developments (as defined below). In addition, Licensee shall, during the Term, promptly inform Licensor as to all Developments resulting from the exercise of its rights hereunder. As used herein, “Developments” means all information, discoveries, improvements, modifications, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, that, as applicable: (i) are conceived, discovered, invented, developed, created, made, generated or reduced to practice by Licensor (alone or with others) in the performance of the Development Activities and are necessary or reasonably useful in the practice of the rights granted pursuant to Section 1(a), or (ii) are conceived, discovered, invented, developed, created, made, generated or reduced to practice by Licensee (alone or with others) in the exercise of the rights granted pursuant to Section 1(a) and are necessary or reasonably useful in the practice of the Know-How or the disclosed in the Patent Rights.

(d)            Disclosure. All Developments will be disclosed to the other Party before they are publicly disclosed. In the event that Licensor deems any Developments to be patentable, Licensor may cause patent applications to be filed in any jurisdictions it chooses. Licensee shall reasonably cooperate with Licensor to assist as Licensor may reasonably deem necessary or useful in the prosecution of the applications or to further evidence the assignment thereof pursuant to this Section 2. Licensee represents and warrants that all of its agreements with contractors, agents, representatives, and employees operate to assign all Developments to Licensee, which by operation of this Section are hereby assigned to Licensor.

(e)            Transfer of Data. Without limitation of the remaining provisions of this Section 2, Licensor will be entitled to (i) receive (upon Licensor’s request), keep and use for regulatory and commercialization purposes all clinical protocols, registration applications, and other substantive regulatory documents including, but not limited to, all toxicological and clinical data and (ii) access and reference all regulatory dossiers and filings, produced by or for Licensee pertaining to a Licensed Product. For clarity, Licensee shall provide to Licensor all Licensee data, and Licensor (including its affiliates and sublicensees) will have the non-exclusive right to use such data for development and regulatory purposes outside of the Field and all other licensed fields under existing license agreements between the Parties.

(f)            Milestones. Licensee shall develop Licensed Products according to the following schedule (each bullet point below constituting a “Milestone”):

(i)            Milestone 1. The execution of the Agreement by the Parties.

(ii)            Milestone 2. Licensee shall obtain the grant of the approval of Licensee’s Investigational New Drug (IND) Application, or its equivalent, by a competent regulatory authority which governs the approval of medicines and pharmaceuticals (an “Authority”) or Regulatory Submission for first in-human trials for at least one Licensed Product within the Field on or before twenty-four (24) months from the Effective Date of this Agreement;

(iii)            Milestone 3.  Licensee shall initiate Phase I Clinical Trials, or its equivalent, for at least one Licensed Product within the Field on or before three (3) months from the date of the Authority’s acceptance of the IND, or its equivalent;

(iv)            Milestone 4. Licensee shall complete (i.e., dosing of final patient and data lock) Phase 1 Clinical Trials or its equivalent for at least one Licensed Product within the Field on or before twelve (12) months from the date of the Authority’s acceptance of the IND, or its equivalent;

(v)            Milestone 5. Licensee shall complete (i.e., dosing of final patient and data lock) Phase 2A Clinical Trials or its equivalent for at least one Licensed Product within the Field on or before twenty-four (24) months from the completion of Phase I, or its equivalent;

(vi)            Milestone 6.  Licensee shall initiate Phase 3 Clinical Trials, or its equivalent, for at least one Licensed Product within the Field; and

(vii)            Milestone 7. Licensee shall complete (i.e., dosing of final patient and data lock) Phase 3 Clinical Trials, or its equivalent, for at least one Licensed Product within the Field on or before thirty-six (36) months from the completion of Phase 2, or its equivalent.

(g)            Commercially Reasonable Efforts. Licensee shall use commercially reasonable efforts to research, develop and commercialize the Licensed Products within the Field. Without limitation of the foregoing, Licensee shall use commercially reasonable efforts to complete the Phase 2 Clinical Trials as promptly as practicable after the Effective Date. However, it is expressly understood and agreed that Licensee shall have no obligation to continue clinical trials beyond Milestone 2 if Licensee provides thirty (30) days’ prior written notice of termination of this Agreement to Licensor at any time within ninety (90) days of achieving Milestone 2. If at any period during the Term (i) prior to the granting of Authority approval for the marketing and sale of at least one Licensed Product in the Field, Licensee ceases to pursue, or fails to continuously use commercially reasonable efforts to obtain, such Authority approval for a period of twenty-four (24) consecutive months or (ii) fails to meet any Milestone in a timely fashion other than as a direct result of circumstances beyond Licensee’s reasonable control then Licensor may, at its option, terminate this Agreement as further specified in Section 10. If any circumstance beyond Licensee’s reasonable control occurs as contemplated by the preceding sentence, Licensee shall notify Licensor in writing of such as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such circumstances or to perform its obligations in spite of the ongoing circumstances. For the avoidance of doubt, failure of the Licensee to have access to sufficient capital to fulfill its obligations under this Agreement is not to be considered a circumstance beyond Licensee’s reasonable control.

(h)            Development Committee. If during the Term, Anil Diwan, PhD no longer serves as an executive officer or a member of the Board of Directors of Licensee for any reason, the Parties shall, within ten (10) days after such date, form a joint development committee (the “Committee”) to assist in the oversight of the research and development of the Licensed Products under this Agreement. The Committee shall be comprised of one (1) member from each of the Parties provided that Dr. Diwan or a substitute reasonably acceptable to the Parties is required to be the representative of Licensor. The Committee shall meet regularly (but in no event less than quarterly) at such times and locations and in a manner as shall be mutually agreed by the Parties; provided, that the Committee shall not be required to meet in person. The Parties agree that the representatives shall use good faith efforts to facilitate the exchange of information relating to the research, development and commercialization of the Licensed Products and any Developments. At least ten (10) days prior to each meeting of the Committee, Licensee shall provide a written report to the Committee members concerning its progress with respect to its activities hereunder.

3.	Consideration.

(a)            Milestone Consideration. Licensee shall provide the following consideration to Licensor based on Licensee’s achievement of the Milestones (whether achieved before or after the dates specified therefor):

(i)            No later than thirty (30) days after the achievement of Milestone 1, Licensee shall issue to Licensor One Hundred Thousand (100,000) shares of Licensee’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Milestone Shares”) (as such number of shares may be adjusted for stock splits, combinations, divisions and other recapitalization events);

(ii)            No later than thirty (30) days after the achievement of Milestone 2, Licensee shall issue to Licensor Fifty Thousand (50,000) Milestone Shares (as such number of shares may be adjusted for stock splits, combinations, divisions and other recapitalization events);

(iii)            No later than five (5) business days after the achievement of Milestone 3, Licensee shall pay to Licensor the cash amount of One Million Five Hundred Thousand Dollars ($1,500,000.00);

(iv)             No later than five (5) business days after the achievement of Milestone 4, Licensee shall pay to Licensor the cash amount of Two Dollars ($2,000,000.00);

(v)            No later than six (6) months after the achievement of Milestone 5, Licensee shall pay to Licensor the cash amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00);

(vi)            No later than thirty (30) days after the achievement of Milestone 6, Licensee shall issue to Licensor One Hundred Thousand (100,000) Milestone Shares (as such number of shares may be adjusted for stock splits, combinations, divisions and other recapitalization events);

(vii)            No later than six (6) months after the achievement of Milestone 7, Licensee shall issue to Licensor, at Licensor’s sole option: (A) the cash amount of Five Million Dollars ($5,000,000.00); or (B) Five Hundred Thousand (500,000) Milestone Shares (as such number of shares may be adjusted for stock splits, combinations, divisions and other recapitalization events).

All milestone payments are non-creditable and non-refundable and shall be payable upon the initial achievement of such Milestone and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone for the same indication. Milestones and Milestone Consideration are separately determined for individual products and for additional indications of the same product.

(b)            Royalties and Sublicense Income. Licensee shall pay to Licensor a royalty of (i) fifteen percent (15%) on Net Sales (as defined below) of Licensed Products and (ii) fifteen percent (15%) of all Sublicense Income. “Net Sales” shall mean the gross amounts invoiced by Licensee or its affiliates or any sublicensee on sales or other transfers of Licensed Products less the following deductions, provided no deduction shall be duplicative of another deduction used to determine Net Sales, to the extent accrued, paid or allowed in accordance with U.S. generally accepted accounting principles:

(i)	Normal and customary cash discounts and quantity discounts;

(ii)            Sales and excise taxes, customs and any other taxes, all to the extent added to the sale price and paid directly with respect to the production, sale or delivery of Licensed Products and not refundable in accordance with applicable law (but not including taxes assessed against the income derived from such sale);

(iii)            Freight, insurance and other transportation charges to the extent added to the sales price of the Licensed Products and actually allowed or paid, and set forth separately as such in the total amount invoiced;

(iv)            Amounts repaid or credited by reason of returns, recalls and returned goods allowances;

(v)            Amounts repaid or credited by reason of normal and customary retroactive corrections, including price adjustments (including those on customer inventories following price changes) and corrections for billing errors or shipping errors; and

(vi)            Normal and customary chargebacks, billbacks, rebates, administrative fees, any other allowances actually granted or allowed to any Person, including group purchasing organizations, managed health care organizations and to governments, including their agencies, or to trade customers, in each case that are not affiliates of Licensee, and that are directly attributable to the sale of the Licensed Products.

No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Licensee, and/or its affiliates and on its or their payroll, or for cost of collections. A Licensed Product shall be considered “sold” when billed out or invoiced. Sale or transfer to an affiliate for re-sale by such affiliate shall not be considered a sale for the purpose of this provision if such affiliate is not the end user, but the resale by such affiliate to a third party shall be a sale for such purposes.

“Sublicense Income” means all payments or income received by Licensee or its affiliates in consideration of a sublicense or similar right with respect to the Licensed Technology and/or the Licensed Products or any other agreement providing for a right to obtain a sublicense or similar right, including upfront payments and milestone payments, and including (a) consideration received for purchase of equity in Licensee or its affiliates, if related to granting a sublicense, (b) the purchase of any debt instruments in Licensee or its affiliates, if related to granting a sublicense, and (c) bona fide payments made in consideration for future research, development, manufacturing, co-promotion, consulting or other services provided by Licensee or its affiliates related to the Licensed Products, but specifically excluding (x) royalties on the sale or distribution of Licensed Products (or, in the case of a profit-sharing arrangement, net profits and/or revenue sharing payments that are comprised by the profit-sharing arrangement; provided, that such amounts are treated as Net Sales).

(c)	Payment of Royalties and Sublicense Income.

(i)            All payments of royalties under Section 3(b) shall be paid on a quarterly basis within thirty (30) days following the end of each calendar quarter (or portion thereof) during the Term in which the applicable Net Sale of Licensed Products occurs. All payments of Sublicense Income under Section 3(b) shall be paid within thirty (30) days following Licensor’s receipt thereof. Payments made within this thirty (30) day period shall be deemed timely. Each payment shall be accompanied by a written report specifying in reasonable detail the calculation of such payment including, for royalties, a summary of the number, description and aggregate sales of all Licensed Products made and the royalty payable thereon, including a description of any offsets or credits deducted from such sales, on a Licensed Product-by-Licensed Product and country-by-country basis during the relevant calendar quarter.

(ii)            Royalties shall be payable by Licensee, on a Licensed Product-by-Licensed Product and country-by-country basis, from the Effective Date until the later to occur of (A) the tenth (10th) anniversary of the date of first commercial sale of such Licensed Product, (B) the last to expire Patent (including extensions thereof) with a Valid Claim directed to the Licensed Product, or (C) the expiration of all regulatory exclusivities for the Licensed Product. “Valid Claim” means (x) a claim of an issued, unexpired patent within the Patents that has not been revoked, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction pursuant to an unappealable, final decision and (y) a claim of a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling and that has not been pending for more than ten (10) years from its filing date.

(iii)            Licensee agrees to keep and maintain such records as it normally generates in the ordinary course of its business for a period of five (5) years showing the sale, use, and other disposition of Licensed Products sold or otherwise disposed of under the license herein granted. Such records shall be kept in sufficient detail to enable the royalties payable hereunder to be determined. Licensee further agrees to permit its books and records to be examined by an independent certified public accountant selected by Licensor, at ordinary business hours with reasonable prior notice to Licensee and consent by Licensee (not to be unreasonably withheld or delayed), and not more than once per year. Such examination is to be made under appropriate confidentiality restrictions, at the expense of Licensor, except in the event that the results of the audit reveal an underreporting of royalties due Licensor of five percent (5%) or more in any calendar year, then the audit costs shall be paid by Licensee.

(iv)             In the event any payment due under this Agreement is not made when due, the payment shall accrue interest at a rate of one and one-half percent (1.5%) per month for the period from the due date for payment until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum applicable legal annual interest rate. The payment of such interest shall not limit Licensor from exercising any other rights it may have as a consequence of the lateness of any payment.

4.	Commercial Manufacture and Supply Agreement.

(a)             Manufacture Rights. With respect to the commercial supply and manufacture of the Licensed Products, it is currently anticipated that, subject to meeting commercially reasonable terms for quality, timing, and cost, Licensor shall be the exclusive manufacturer and supplier thereof and, accordingly, Licensee is not being granted any right to make or have made any Licensed Products. Accordingly, if Licensee desires to proceed with commercialization of any Licensed Product, the Parties will enter into a manufacturing and supply agreement for the commercial manufacture and supply of the applicable Licensed Product by Licensor to Licensee in accordance with the provisions of this Section 4 (each, a “Manufacturing and Supply Agreement”).

(b)            Terms of Manufacturing and Supply Agreement. Each Manufacturing and Supply Agreement shall include at least the following terms: (i) pricing at a cost-plus pricing schedule, with the “plus” being a market rate based on then-current industry standards, and subject to an annual escalator based on PPI and industry standards and norms at the time of manufacture, (ii) customary backup manufacturing rights, which will explicitly provide for such rights to apply in favor of the Licensee based on customary trigger events, and with customary cure periods and other conditions, as would be applicable for similarly situated companies in the relevant industry and (iii) such other commercially reasonable terms regarding forecasting, delivery, specifications, payment terms, inspection of products, warranties, quality assurance matters, mutual indemnifications, limitations on party liability and related terms customarily set out in manufacturing agreements within the industry as the Parties shall agree. Any disputes regarding the terms of any such manufacturing and supply agreement shall be resolved in accordance with Section 11(l).

5.            Term of Agreement. The term of this Agreement (the “Term”) shall begin on the Effective Date and shall extend for the later of (a) so long as royalties are payable pursuant to this Agreement anywhere in the Territory, or (b) so long as Development Work in the Field is continued pursuant to this Agreement, unless earlier terminated in accordance with Section 10.

6.	Representations and Warranties.

(a)            Licensor’s Representations and Warranties. Licensor hereby represents and warrants to Licensee that (i) the execution, delivery, and performance of this Agreement has been authorized by all necessary corporate action, on the part of Licensor, (ii) the execution and performance of this Agreement does not violate or conflict in any material respect with the terms of any other agreement, arrangement or understanding by which Licensor is bound and no consent or approval is necessary on the part of Licensor for the execution, delivery and performance of this Agreement, and (iii) the manufacture, use or sale of the Licensed Products does not, to Licensor’s knowledge, infringe or otherwise violate the intellectual property rights of any other person or entity.

(b)            Licensee’s Representations and Warranties. Licensee hereby represents and warrants to Licensor that (i) the execution, delivery, and performance of this Agreement has been authorized by all necessary corporate action on the part of Licensee and (ii) the execution and performance of this Agreement does not violate or conflict in any material respect with the terms of any other agreement, arrangement or understanding by which Licensee is bound and no consent or approval is necessary on the part of Licensee for the execution, delivery and performance of this Agreement.

7.	Indemnification.

(a)            Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Licensor from and against any and all third-party liabilities, damages, claims, deficiencies, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, a “Licensor Loss”), to the extent caused by Licensee’s research, development, commercialization, manufacture, sale or distribution of the Licensed Products or any breach or violation by Licensee of any of its material representations, warranties, covenants or agreements contained in this Agreement; but excluding any Licensor Loss caused by any breach by Licensor of any of its covenants, representations and warranties contained in this Agreement. Notwithstanding anything to the contrary in this Section 7(a), Licensee shall not be liable for any Licensor Loss to the extent that the same arises as a result of the gross negligence or willful misconduct of the Licensor.

(b)            Indemnification by Licensor. Licensor shall indemnify, defend and hold harmless Licensee from and against any and all third-party liabilities, damages, claims, deficiencies, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, a “Licensee Loss”) to the extent caused by any breach or violation by Licensor of any of its material representations, warranties, covenants or agreements contained in this Agreement; but excluding any Licensee Loss caused by any breach by Licensee of any of its covenants, representations and warranties contained in this Agreement. The indemnity obligations of Licensor shall not extend beyond the date that is one year from the Effective Date. Notwithstanding anything to the contrary in this Section 7(b), Licensor shall not be liable for any Licensee Loss to the extent that the same arises as a result of the gross negligence or willful misconduct of the Licensee.

(c)            Indemnity Procedure. The obligations and liabilities of Licensor and Licensee in connection with their respective indemnities pursuant to this Section 7, resulting from any claim or other assertion of liability by a third party (a “Third Party Claim”), shall be subject to the following terms and conditions:

(i)            The Party seeking indemnification under this Section 7 (the “Indemnified Person”) must give the Party from whom indemnification is sought (the “Indemnifying Person”) written notice of any Third Party Claim that is asserted against, imposed upon or incurred by the Indemnified Person and that may give rise to liability of the Indemnifying Person pursuant to this Section 7 stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Person hereunder except to the extent that the Indemnifying Person shall have been actually prejudiced by reason of such failure.

(ii)            Subject to Section 7(c)(iii) below, if the Indemnifying Person assumes responsibility for all indemnifiable Losses arising out of such Third Party Claim, then the Indemnifying Person shall have the right to undertake, by counsel or other representatives of its own choosing (which shall be reasonably satisfactory to the Indemnified Person) the defense of such Third Party Claim at the Indemnifying Person’s sole risk and expense; provided, that the Indemnifying Person shall assume such defense within thirty (30) days after receipt of the written notice pursuant to Section 7(c)(iii) and provided, further, that the Indemnified Person shall in such event have the right to participate in such defense but legal and other defense costs incurred by the Indemnified Party shall be the Indemnified Party’s responsibility after the assumption of control of the defense by the Indemnifying Party.

(iii)             In the event that (i) the Indemnifying Person shall elect not to undertake such defense; (ii) the Indemnifying Person shall fail to undertake to defend such Third Party Claim, or diligently pursue or maintain such defense, within a reasonable time after notice from the Indemnified Person of such Third Party Claim; (iii) it could reasonably be expected that such Third Party Claim may materially and adversely affect the Indemnified Person other than as solely a result of money damages or other money payments; or (iv) the Indemnified Person reasonably concludes that the Indemnifying Person and Indemnified Person have conflicting interests with respect to such Third Party Claim, then the Indemnified Person (upon further written notice to the Indemnifying Person) shall have the right to undertake the defense, compromise and/or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the sole account and risk of the Indemnifying Person.  In the event that the Indemnified Person undertakes the defense of a Third Party Claim under this Section 7, the Indemnifying Person shall pay to the Indemnified Person, in addition to all other amounts required to be paid hereunder, the reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnified Person in connection with the defense, compromise and/or settlement thereof as and when such costs and expenses are so incurred.

(d)             Anything in this Section 7 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person’s written consent, settle or compromise any Third Party Claim or consent to the entry of any order unless (i) the Indemnifying Person agrees in writing to pay the amounts payable pursuant to such settlement, compromise or order as provided in this Agreement, (ii) such settlement, compromise or order includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Person of an irrevocable release from all liability in respect of such Third Party Claim in form and substance reasonably satisfactory to the Indemnified Person, and (iii) such settlement, compromise or order does not impose any injunctive relief or operational restrictions on the Indemnified Person, or admit to any wrongdoing by or on behalf of the Indemnified Party.

(e)             Licensee will include Licensor as an additional insured on any and all product liability insurance coverage that it obtains with respect to the research, development or commercialization of any Licensed Products.

8.            No Liability for Consequential or Punitive Damages. Except as to a Party’s liability under Section 7 or in the case of a breach by such Party of its obligations pursuant to Section 9(b), no Party hereto shall be liable for any indirect, special, consequential or punitive damages under this Agreement, even if it has been alerted to the possibility of such damages.

9.	Prosecuting Infringement Actions; Confidentiality.

(a)            Infringements. In the event either Party becomes aware of a product that infringes or potentially infringes the Patents, said Party shall promptly notify the other Party in writing within two (2) business days. Licensor shall have the right, but not the obligation to prosecute any infringement of the Patents. Licensee shall cooperate to the full extent reasonably requested by Licensor in all legal actions initiated by Licensor. Such cooperation shall include without limitation the naming of Licensee as a party in interest and the submission of affidavits and testimony. Licensor may, at its sole option and in its reasonable discretion, decline to prosecute any infringers of the Patents if Licensor deems it appropriate to do so. Licensor shall inform Licensee in writing of any decision not to prosecute an infringer of the Patents. In the event that Licensor shall decline to prosecute an infringer, Licensee may, after receiving Licensor’s express written consent, prosecute such infringer, and Licensor shall cooperate to the full extent reasonably requested by Licensee in such action, including without limitation the naming of Licensor as a party in interest and the submission of affidavits and testimony.

(b)	Confidentiality.

(i)             “Confidential Information” means any and all confidential and/or proprietary knowledge, data or information of a Party, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party in oral, written, graphic, or electronic form. By way of illustration but not limitation, “Confidential Information” includes a Party’s trade secrets, know-how, improvements, developments, designs and techniques, ideas, theories, hypotheses, conjectures, postulates, premises, inventions, discoveries, processes, machines, articles of manufacture, compositions of matter, applications or uses, methods of use, chemistries, chemical substances including small chemicals, polymeric and nanomaterial substances, chemical structures and modifications including small chemicals, polymers and nanomaterials, methods of manufacture, methods of quality control and quality assurance, analytical methods, techniques, and technologies, chemical synthesis pathways and processes, work-up and purification processes, composition and formulation processes and formulations, chemical process control, worksheets, process plans, characterization of substances, scale-up methodology and practices, techniques, data, draft procedures, standard operating procedures (SOPs), protocols, implementations, manufacturing facility design and practices, c-GMP-like and c-GMP methods and implementations, information regarding development of pharmaceuticals, laboratory procedures and know-how including designs and techniques, mathematical formulas, bioinformatics know-how, including methods of design and criteria of design and of selection of chemicals for a target, informatics know-how including process models, use-cases, software architecture and design, design patterns and modifications thereof, source and object codes, data, programs, mask works, images, trademarks whether registered or not, other works of authorship, other modifications, and information, strategies and plans for research, design and development, new products, marketing and selling, business plans, research proposals, grant proposals, contract proposals, third party proposals, quotes and proposals received from third parties, budgets and unpublished financial information or financial statements, pricing strategies, licenses, prices and costs, suppliers and customers, information regarding the skills and compensation of other service providers (including employees, consultants, and other persons or firms) of a Party and all inventions, know-how, trade secrets, methods, concepts or ideas used in or reasonably related to the business of a Party.

(ii)            Each Party shall (A) maintain in confidence Confidential Information of the other Party using not less than the efforts such Party uses to maintain in confidence other proprietary information of similar kind and value; (B) not disclose such Confidential Information to any other Person without the prior written consent of the other Party; and (C) not use such Confidential Information for any purpose except those expressly permitted by this Agreement or otherwise as necessary to perform its obligations under this Agreement. The obligations in this Section 9(b) shall survive during the Term and for a period of ten (10) years thereafter; provided, that as to any information that qualifies as a trade secret under applicable law, such obligations shall survive for such longer period as such information continues to qualify as such.

(iii)            The obligations in this Section 9 shall not apply with respect to a Party and to any portion of the Confidential Information received from the other Party that the Party can show by competent proof: (a) is now, or hereafter becomes, through no fault of the Party, known or available to the public; (b) was known to the Party, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the other Party; (c) is subsequently disclosed to the Party by a Person lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; or (d) is independently discovered or developed by the Party without reference to or the use of Confidential Information of the other Party, as evidenced by the receiving Party’s written records.

(iv)             Either Party may disclose Confidential Information of the other to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances: (A) filing or prosecuting (including defending before patent agencies) of patents as contemplated under this Agreement; (B) performing obligations under this Agreement; (C) prosecuting or defending litigation or otherwise establishing or enforcing rights or obligations pursuant to this Agreement; (D) complying with applicable governmental laws and with judicial process, if in the reasonable opinion of the receiving Party’s counsel, such disclosure is necessary for such compliance; and (E) if and to the extent required by applicable law, regulation, or order of a court or governmental agency of competent jurisdiction. If and whenever any such Confidential Information is disclosed in accordance with this Section 9, the Party making the disclosure shall provide written notice in advance of the disclosure to the extent reasonably possible and cooperate with the other Party at the other Party’s request and expense in seeking any protective orders, confidential treatment or the like, and such disclosure shall not cause any such information to cease to be Confidential Information unavoidably enters the public domain.

(v)            Neither Party shall disclose the existence, terms or expiration or termination of this Agreement to any person without the consent of the other Party. Notwithstanding the foregoing, either Party may disclose the terms of this Agreement without such consent (A) to its legal and accounting representatives; (B) to government agencies with authority over such Party that request to review this Agreement in connection with a review, audit or investigation of the operations of such Party by such agency (and provided that review of the terms of this Agreement are reasonably pertinent to such review, audit or investigation); (C) if required by applicable law, regulation, or an order of a court or governmental agency of competent jurisdiction; and (D) to an entity (and its financial consultants) with which a Party is in discussions to merge or which a Party may acquire or be acquired by or with respect to diligence investigations conducted by such entity or any other investor, lender, partner or collaborator; provided that, in each of the foregoing cases, the receiving party is subject to confidentiality obligations no less restrictive than those set forth in this Section 9.

(vi)             Nothing contained in this Section 9 shall restrict Licensor’s exercise of its rights under Section 2(e) or Section 10.

10.	Termination.

(a)            Termination. In addition to the termination events specified in Section 2(g), this Agreement may be terminated prior to the expiration of the Term hereof as specified in this Section 10.

(i)             Termination by Licensor. Licensor may terminate this Agreement upon written notice to Licensee if Licensee commits a material breach of this Agreement or fails to timely meet any Milestone in Section 2(f) and fails to cure said material breach or to meet such milestone within ninety (90) days of written notice by Licensor.

(ii)             Termination for Bankruptcy or Receivership . Either Party may terminate this Agreement immediately upon delivery of written notice to the other Party (a) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other Party’s debts, provided, however, with respect to involuntary proceedings, that such proceedings are not dismissed within one hundred twenty (120) days after commencement; (b) upon the other Party’s making an assignment for the benefit of creditors; or (c) upon the other Party’s dissolution or adoption of a plan of complete liquidation.

(iii)             Bankruptcy of Licensor. It is the express intent of the Parties that the licenses granted under this Agreement are, and will otherwise be deemed to be, licenses of rights to intellectual property as set forth in Section 365(n) of Chapter 11 of Title 11 of the United States Code 11 U.S.C. §§101-1330 (the “Bankruptcy Code”), and that all of the Patent(s) constitute “intellectual property” under Section 365(n) of the Bankruptcy Code.

(iv)             Effect of Expiration or Termination.

(1)             Upon the expiration or earlier termination of this Agreement, all licenses granted to Licensee under this Agreement shall terminate. The following provisions shall survive any expiration or termination of this Agreement: Section (2)(a)(ii), Section 2(c), Section 2(d), Section 2(e), Section 6, Section 7, Section 8, Section 9(b), Section 10(a)(iv), Section 10(a)(v) and Section 11. In addition, Section 9(b) shall survive in accordance with the provisions of Section 9(b)(ii).

(2)            Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. Upon expiration or termination of this Agreement for any reason, each Party shall immediately return to the other Party or delete or destroy all relevant records and materials in such Party’s possession or control containing any Confidential Information disclosed by the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to continuing confidentiality obligations.

(3)             In the event of a termination of this Agreement under Section 2(g) or a termination by Licensor pursuant to Section 10(a)(i), or termination by Licensor under Section 10(a)(ii) due to the institution of proceedings of insolvency, receivership, or bankruptcy against the Licensee, Licensee shall upon the request of Licensor, (i) assign and transfer to Licensor or its designee all of Licensee’s rights, title, and interests in and to all clinical study agreements, manufacturing and supply agreements, and distribution agreements (to the extent assignable and not cancelled), confidentiality and other agreements, data and other know-how (including commercial information) in Licensee’s control, in each case, relating to the Licensed Products and that are necessary or useful for the research, development or commercialization of the Licensed Products, (ii) disclose to Licensor or its designee all documents, records, and materials related to the Licensed Products that are controlled by Licensee or that Licensee is able to obtain using reasonable efforts, and that embody the foregoing; (iii) assign and transfer to Licensor or its designee all of Licensee’s rights, title, and interests in and to any promotional materials, training materials, medical education materials, packaging and labeling, and all other literature or other information related solely to the Licensed Products and copyrights and any registrations for the foregoing; and (iv) pay all non-cancellable commitments of the Licensor under this Agreement, and all unpaid Invoices to the extent the total of such non-cancellable commitments and unpaid Invoices exceed the amount of the then current security deposit. Under this Section (10)(a)(iv)(3), the security deposit is non-refundable. To the extent that any agreement or other asset described in this Section 10 is not assignable by Licensee, then such agreement or other asset will not be assigned, and upon the request of Licensor, Licensee will use commercially reasonable efforts to allow Licensor to obtain and to enjoy the benefits of such agreement or other asset, without additional payment therefor, in the form of a license or other right to the extent Licensee has the right and ability to do so. In the event of a termination of this Agreement by the Licensee or termination of this Agreement due to material breach by the Licensee, Licensee shall deliver to Licensor all data and information (including registration dossiers) obtained for or in pursuing regulatory approvals, and all regulatory approvals (to Licensor or its designee in the Territory as permitted under the applicable law) for Licensed Products in the Territory received as of such termination date. In addition, Licensee will provide such consultation or other assistance as Licensor may reasonably request in furtherance of the transfer of rights and materials to it pursuant to this Section 10.

11.	Miscellaneous.

(a)            Further Assurances. Each Party shall, upon request by the other, execute and deliver all such further documents or instruments as may be required in order to give effect to the purpose and intent of this Agreement, including without limitation documents to record this Agreement with the United States Patent and Trademark Office if deemed necessary by the Parties.

(b)            Relationship of Parties. The relationship established by this Agreement between Licensor and Licensee is that of a licensor and licensee. Neither of the Parties hereto or any of their respective agents, employees, or representatives shall: (i) be considered an agent, employee, representative, or partner of the other Party hereto for any purpose, (ii) have any authority to make any agreement or commitment for, or to incur any liability or obligation in, any other Party’s name or for or on its behalf, nor (iii) represent to any third party that they have any right to bind the other Party hereto.

(c)            Assignment and Delegation. Neither this Agreement, nor any rights or obligations hereunder, shall be transferable, delegable or otherwise assignable (voluntarily, by operation of law or otherwise) by either Party without the prior written consent of the other Party, except to an affiliate or to a successor to all or substantially all of the business of the assignor in connection with the sale, merger or transfer of all or substantially all of its business to which this Agreement relates; provided, that such assignee shall agree to be bound by the assignor’s obligations hereunder pursuant to a written agreement reasonably acceptable to the non-assigning Party. Any transfer or assignment of this Agreement in violation of this Section 11(c) shall be null and void. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder.

(d)            Sub-License. Licensee shall have the right to grant sublicenses of its rights hereunder to its customers in each case without prior notice of selected sublicensee to Licensor or without the need for consent or approval by Licensor. All other sublicenses shall require the prior written consent of Licensor. Licensor shall not unreasonably withhold consent for Licensee to sublicense to a Qualified Party provided terms of this subsection are met. A Qualified Party is defined herein as a Party experienced in the Field with commercialization of related pharmaceutical products, and with demonstrated resources including financial resources to fulfill all obligations under the sublicense. In no event will Licensee grant a sublicense to any sublicensee that has been debarred or disqualified by a regulatory authority. The right of Licensee to grant sublicenses is subject to the following: (i) the execution of a sublicense shall not in any way diminish, reduce or eliminate any of Licensee’s obligations to Licensor, and Licensee shall remain primarily liable for such obligations; (ii) Licensee shall provide an English translation copy of the sublicense agreement to Licensor; and (iii) Licensee shall only grant a sublicense under a written agreement that is consistent with the terms of this Agreement. Without limiting the generality of the foregoing, each sublicense agreement must include, to the extent permitted by applicable law an assignment back to Licensee of all know-how and patent rights developed, invented, or filed (as applicable) by or on behalf of the sublicensee. Licensor will have the right to audit (either by itself or through Licensee or Licensor’s designee) the books and records of each such sublicensee to the same extent as it has the right to audit Licensor’s books and records in accordance with this Agreement, and each sublicense shall state as such.

(e)            Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, is invalid or unenforceable in any jurisdiction, (i) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provisions to other persons, circumstances and jurisdictions shall not be affected by such invalidity or unenforceability.

(f)             Choice of Law and Venue. This Agreement and the rights and obligations of the Parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without reference to the choice of law principles thereof. The Parties hereto irrevocably consent to the exclusive jurisdiction of the federal and state courts located in the State of New York for any claim for injunctive relief, indemnification and/or contribution. All other claims in connection with any action or proceeding arising out of or relating to this Agreement shall be decided by binding arbitration as set forth in Section 11(l).

(g)            Notice. Any notices and communications hereunder shall be in writing in the English language, shall be deemed made on receipt, and shall be sent either (i) in person, (ii) by facsimile transmission (with confirmation by telephone conversation with the recipient), (iii) by registered or certified United States Mail, postage prepaid and return receipt requested, or (iv) by national overnight courier service, and addressed to the Party to receive such notice or communication at the address given below, or such other address as may hereafter be designated by notice in writing:

Notices to Licensee:

NanoViricides, Inc.

1 Controls Drive

Shelton, CT 06484

Attention: General Counsel

with a copy to:

McCarter & English, LLP

Two Tower Center Boulevard

East Brunswick, New Jersey 08816
Attention: Peter Campitiello, Esq.

Email: pcampitiello@mccarter.com

Notices to Licensor:

TheraCour Pharma, Inc.

135 Wood Street, Suite 205

West Haven, CT 06516

Attention: Anil R. Diwan, PhD

Email: anil.diwan@allexcel.com

with a copy to:

(h)	Any Party may change its address by giving notice to the other Party in the manner herein provided.

(i)            Entire Agreement. This Agreement constitutes the entire Agreement between the Parties and supersedes all prior written or oral agreements or understandings concerning the subject matter hereof. This Agreement may not be amended without the written consent of each of the Parties hereto.

(j)            Modification and Waiver. No modification or waiver of any of the terms of this Agreement shall be deemed valid unless it is in writing and signed by the Party against whom such modifications or waivers are sought to be enforced. The failure by either Party to insist upon the strict performance of any Term or the waiver of any breach under this Agreement shall not prevent the subsequent strict enforcement of such term nor be deemed a waiver of any subsequent breach.

(k)            Counterparts. This Agreement may be executed in counterparts, which taken together shall constitute one single agreement of the Parties.

(l)            Costs and Expenses. Each Party shall bear its own costs and expenses incurred in connection with the performance of its obligations hereunder; provided, that Licensee shall reimburse Licensor for all of its legal costs incurred in the negotiation, execution and delivery of this Agreement upon request.

(m)            Dispute Resolution.

(i)            Attempt to Settle. The Parties agree to take all reasonable efforts to resolve any and all disputes between them concerning material matters in connection with this Agreement (each, a “Dispute”) in an amicable manner.

(ii)             Binding Arbitration. Except in the event of alleged breach, default or lack of diligence by a bankrupt or insolvent Party, the Parties agree that any Dispute that cannot be amicably resolved by the Parties shall be resolved by binding arbitration as set forth in this Section 11(l), conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators.

(iii)             Written Notice. If a Party intends to begin an arbitration to resolve a Dispute, such Party shall provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within twenty (20) business days after its receipt of such notice, the other Party may, by written notice to the Party initiating arbitration, add additional issues to be resolved.

(iv)            Selection of Arbitrators. Within forty-five (45) days following the receipt of the notice of arbitration, the Parties shall agree on the arbitrators, or if the Parties are unable to agree the arbitrators shall be selected as provided in the AAA Commercial Arbitration Rules. The arbitrators shall not be employees, directors or stockholders of either Party or of an Affiliate and shall be selected in accordance with AAA rules. Where applicable, the arbitrators shall be independent experts in pharmaceutical product development (including clinical development and regulatory affairs) in the U.S.

(v)            Location. The arbitration shall take place in New York, NY.

(vi)            Costs. The costs of the arbitration, including administrative and arbitrator fees, shall be shared equally by the Parties. Each Party shall bear its own costs and attorney and witness fees.

(vii)            Written Decision. The arbitrators shall render a written decision with their resolution of the dispute. The decision of the arbitrators shall be final and not subject to appeal and binding on the Parties hereto.

(viii)            Final Decision Within Six Months. Any arbitration subject to this Section 11(l) shall be completed within six (6) months from the filing of notice of a request for such arbitration.

(ix)            Limitations. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.

(n)            Construction. This Agreement has been negotiated and prepared by the Parties, each of which has been represented by its own respective counsel. Neither Party shall be considered to be the drafter of any particular provision of this Agreement, and should any provision of this Agreement require interpretation, the rule of construction that a provision can be construed more strictly against one party shall not be applied.

(o)            No Third-Party Beneficiaries. No person or entity other than Licensee and Licensor and Licensee’s affiliates and permitted Sublicensees and assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

[Signature blocks appear on next page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

THERACOUR PHARMA, INC.

By:	/s/ Anil Diwan
Name:	Anil Diwan
Title:	Chief Executive Officer

NANOVIRICIDES, INC.

By:	/s/ Makarand Jawadekar
Name: Makarand Jawadekar
Title: Special Director

SCHEDULE A

PATENTS

Patent or Application	Date of Issue/ Application	US Expiry Date	Owners

PCT/US06/01820 (SOLUBILIZATION AND TARGETED DELIVERY OF DRUGS WITH SELF-ASSEMBLING AMPHIPHILIC POLYMERS).	Applied: Jan 19, 2006 PCT U.S. Issuance: May 8, 2012.	October 2028 (estimated)	TheraCour Pharma, Inc. [Exclusive License].

PCT/US2007/001607 SELF-ASSEMBLING AMPHIPHILIC POLYMERS AS ANTIVIRAL AGENTS	Applied: Jan 22, 2007	Ca. 2029 (estimated)	TheraCour Pharma, Inc. [Exclusive License].

PCT/US21/39050 SELF-ASSEMBLING AMPHIPHILIC POLYMERS AS ANTI-COVID-19 AGENTS	Applied: June 25, 2021	Ca. 2043 (estimated)	TheraCour Pharma, Inc. [Exclusive License].